As filed with the Securities and Exchange Commission on November 12, 2026

Registration No. 333-TBD

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IMMUCELL CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	01-0382980
(State of incorporation)	(I.R.S. Employer Identification No.)

56 Evergreen Drive, Portland, Maine	04103
(Address of Principal Executive Offices)	(Zip Code)

2025 Stock Option and Incentive Plan

Stock Option Agreement dated September 16, 2025 between ImmuCell Corporation and

Paul Olivier te Boekhorst

(Full title of the plans)

Timothy C. Fiori

Chief Financial Officer

ImmuCell Corporation

56 Evergreen Drive

Portland, ME 04103

(Name and Address of Agent for Service)

(207) 878-2770

(Telephone Number, Including Area Code, of Agent for Service)

with a copy to:

Gregory S. Fryer, Esq.

Verrill Dana LLP

One Portland Square

Portland, ME 04101

(207) 771-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.         Plan Information.

The information required by Part I, Item 1 of Form S-8 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “1933 Act”).

Item 2.         Registrant Information and Employee Plan Annual Information.

The written statement required by Part I, Item 2 of Form S-8 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the 1933 Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

ImmuCell Corporation (the “Registrant”) is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a)

The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on March 30, 2026, as amended by Amendment No. 1 on Form 10-K/A, filed with the Commission on May 13, 2026 (in each case, other than information furnished and not filed); and the portions of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 24, 2026, that are incorporated by reference into the Annual Report referred to in (a) above;

(b)

The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2026, filed with the Commission on May 14, 2026, and June 30, 2026, filed with the Commission on August 13, 2026;

(c)

The Registrant’s Current Reports on Form 8-K filed with the Commission on January 8, 2026, February 2, 2026, February 9, 2026, March 4, 2026, March 18, 2026, April 8, 2026, April 14, 2026, May 8, 2026, May 14, 2026, June 10, 2026, June 17, 2026, July 9, 2026, August 13, 2026 and October 13, 2026; and

(d)

The description of the Registrant’s common stock contained in Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as updated by Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

The Registrant is incorporated in Delaware and is subject to the Delaware General Corporation Law (the “DGCL”). Section 145 of the DGCL permits a corporation to indemnify any person who is or was a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request in such a capacity for another enterprise. In actions other than those by or in the right of the corporation, indemnification may cover expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, in a criminal proceeding, had no reasonable cause to believe the conduct was unlawful. In actions by or in the right of the corporation, indemnification is limited to expenses (including attorneys’ fees) and is not permitted for any matter as to which the person is adjudged liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity. Section 145 requires indemnification of a present or former director or officer against expenses to the extent the person has been successful on the merits or otherwise in the defense of any such proceeding, permits the advancement of expenses upon receipt of an undertaking to repay if it is ultimately determined that the person is not entitled to indemnification, provides that its indemnification provisions are not exclusive of other rights, and permits a corporation to purchase insurance on behalf of such persons whether or not the corporation would have the power to indemnify them.

Article V of the Registrant’s By-laws provides that the Registrant shall indemnify its directors, officers, employees and agents to the fullest extent permitted by Section 145 of the DGCL, including in actions by or in the right of the Registrant, subject to the standards of conduct and the determination procedures set forth in Section 145. The By-laws also permit the Registrant to advance expenses incurred in defending a proceeding upon receipt of an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to indemnification, provide that these rights are not exclusive and continue after the person ceases to serve, and authorize the Board of Directors to purchase insurance on behalf of such persons.

As permitted by Section 102(b)(7) of the DGCL, Article Eighth of the Registrant’s Certificate of Incorporation, as amended effective June 16, 2026, provides that a director or officer of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) in the case of directors only, under Section 174 of the DGCL, (iv) for any transaction from which the director or officer derived an improper personal benefit, or (v) in the case of officers only, for any action by or in the right of the Registrant. Article Eighth further provides that if the DGCL is amended to authorize further elimination or limitation of the liability of directors or officers, their liability shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, and that any repeal or modification of Article Eighth by the stockholders shall not adversely affect any right or protection of a director or officer existing at the time of such repeal or modification.

As permitted by the By-laws, the Registrant also presently maintains a policy of directors’ and officers’ liability insurance.

The Registrant has also entered into an indemnification agreement (the “Indemnification Agreement”) with each of its directors and executive officers, which is intended to complement the indemnity and protection available under the Registrant’s Certificate of Incorporation and By-laws and its directors’ and officers’ liability insurance, and to provide for indemnification to the fullest extent permitted by applicable law. The Indemnification Agreement establishes procedures, presumptions and remedies that broaden the indemnity rights of directors and officers beyond those expressly contained in the By-laws and Section 145 of the DGCL. Among other things, it provides for indemnification of expenses and, other than in derivative suits, judgments, fines and settlement amounts, unless the indemnitee is found not to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant; treats dismissal of an action, with or without prejudice, as a successful defense; requires advancement of litigation expenses within twenty days of request against an undertaking to repay; requires a determination of entitlement within sixty days of a request, failing which entitlement is deemed established; and, following a change in control of the Registrant, creates a presumption of entitlement and permits the indemnitee to require that the determination be made by independent counsel. An indemnitee who is denied indemnification may seek a de novo determination in court.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

See the Exhibit Index following the signature pages to this Registration Statement, which is incorporated by reference herein.

Item 9.         Undertakings.

The undersigned Registrant hereby undertakes:

1.

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Exhibit
4.1	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s 1987 Registration Statement No. 33-12722 on Form S-1 as filed with the Commission).
4.2

Certificate of Amendment to the Registrant’s Certificate of Incorporation effective July 23, 1990 (incorporated by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008).

4.3

Certificate of Amendment to the Registrant’s Certificate of Incorporation effective August 24, 1992 (incorporated by reference to Exhibit 3.3 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008).

4.4

Certificate of Amendment to the Registrant’s Certificate of Incorporation effective June 18, 2018 (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on June 18, 2018).

4.5

Certificate of Amendment to the Registrant’s Certificate of Incorporation effective June 16, 2026 (incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2026, filed on August 13, 2026).

4.6	By-laws of the Registrant as amended (incorporated by reference to Exhibit 3.4 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008).
4.7

2025 Stock Option and Incentive Plan, as approved by the Board of Directors on November 7, 2025, revised on March 26, 2026 and April 7, 2026 and approved by the Registrant’s stockholders on June 11, 2026 (incorporated by reference to Exhibit 10.2 of the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2026, filed on August 13, 2026).

4.8

Employment Agreement between the Registrant and Paul Olivier te Boekhorst dated as of September 29, 2025 (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed September 30, 2025).

4.9*	Non-Qualified Stock Option Agreement dated as of September 16, 2025 between the Registrant and Paul Olivier te Boekhorst.
4.10*	Incentive Stock Option Agreement dated as of November 7, 2025 between the Registrant and Paul Olivier te Boekhorst, granted under the Registrant’s 2025 Stock Option and Incentive Plan.
5*	Opinion of Verrill Dana LLP, as to the legality of the securities.
23.1*	Consent of Verrill Dana LLP (included in Exhibit 5).
23.2*	Consent of Wipfli LLP, independent registered public accounting firm (filed herewith).
24*	Power of attorney for any subsequent amendments (included in the signature page of this registration statement).
107*	Filing Fee Table (filed herewith).

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Maine, on this 12th day of November, 2026.

IMMUCELL CORPORATION By: /s/ Timothy C. Fiori Timothy C. Fiori Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby makes, constitutes and appoints Paul Olivier te Boekhorst and Timothy C. Fiori, and each of them, his or her true and lawful attorney, with full power to sign for such person and in such person’s name and capacity indicated below, and with full power of substitution any and all amendments, including post-effective amendments, to this Registration Statement on Form S-8, hereby ratifying and confirming such person’s signature as it may be signed by said attorney to any and all amendments.

/s/ Paul Olivier te Boekhorst	Date: November 8, 2026
Paul Olivier te Boekhorst Director, President and Chief Executive Officer (principal executive officer)

/s/ Timothy C. Fiori	Date: November 8, 2026
Timothy C. Fiori Chief Financial Officer, Treasurer and Secretary (principal financial and accounting officer)

/s/ David S. Tomsche	Date: November 9, 2026
David S. Tomsche Chair of the Board

/s/ Gloria J. Basse	Date: November 10, 2026
Gloria J. Basse Director

/s/ Paul R. Wainman	Date: November 9, 2026
Paul R. Wainman Director

/s/ Gilles Guillemette	Date: November 9, 2026
Gilles Guillemette Director

/s/ Anthony DiMarco	Date: November 8, 2026
Anthony DiMarco Director

/s/ Kathy Turner	Date: November 9, 2026
Kathy Turner Director